UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2008

WPT Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-330-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.01 Changes in Control of Registrant.

On October 7, 2008, Lakes Entertainment, Inc. ("Lakes"), a significant shareholder of WPT Enterprises, Inc. ("WPTE"), announced that on October 1, 2008, its Board of Directors declared a stock dividend pursuant to which of all of the shares of WPTE held by Lakes' wholly-owned subsidiary, Lakes Poker Tour, LLC will be distributed to its shareholders. The record date for the dividend to Lakes' shareholders will be 5:00 PM Central Time on October 24, 2008. The record date establishes the shareholders of record entitled to the dividend and will be used to determine the ratio of WPTE shares to be distributed per Lakes share. The date of distribution of the shares will be November 21, 2008. Lakes currently owns 12,480,000 shares, or approximately 61 percent, of WPTE'S outstanding common stock.

The number of shares of WPTE common stock that each holder of a share of Lakes common stock will receive will be based on the actual number of shares of Lakes common stock outstanding on the record date. Based on the approximately 26.0 million shares of Lakes common stock outstanding as of October 7, 2008, the distribution ratio would be approximately 0.4795348696 WPTE shares for every share of Lakes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

October 7, 2008	By:	/s/ Adam Pliska

Name: Adam Pliska
Title: Vice President and General Counsel